Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER 2014 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES DECEMBER 31, 2013 FINANCIAL RESULTS

FIRST QUARTER 2014 DIVIDEND DECLARED

New York, NY —February 26, 2014— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share, payable on March 31, 2014 to stockholders of record as of March 14, 2014.  Ares Capital previously declared on November 5, 2013 an additional dividend of $0.05 per share, payable, subject to the satisfaction of certain Maryland law requirements, on March 28, 2014 to stockholders of record as of March 14, 2014.

DECEMBER 31, 2013 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2013.

HIGHLIGHTS

Financial

	Q4-13		Q4-12		FY-13		FY-12
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.41		$0.45		$1.66		$1.65
Net investment income	$111.5	$0.39	$94.5	$0.38	$430.4	$1.61	$348.9	$1.52
Net realized gains	$34.5	$0.12	$65.6	$0.27	$63.7	$0.24	$44.0	$0.19
Net unrealized gains (losses)	$(12.1)	$(0.04)	$15.0	$0.06	$(5.6)	$(0.02)	$115.3	$0.50
GAAP net income	$133.9	$0.47	$175.1	$0.71	$488.5	$1.83	$508.2	$2.21
Dividends declared and payable (3)		$0.43		$0.43		$1.57		$1.60

	As of December 31,
(in millions, except per share data)	2013	2012
Portfolio investments at fair value	$7,632.9	$5,924.6
Total assets	$8,141.5	$6,401.2
Stockholders’ equity	$4,904.4	$3,988.3
Net assets per share	$16.46	$16.04

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3) For the three months and the year ended December 31, 2013, the dividends paid include an additional dividend of $0.05 per share. Does not include an additional dividend of $0.05 per share, payable on March 28, 2014 to stockholders of record as of March 14, 2014, which was previously declared on November 5, 2013. For the three months and the year ended December 31, 2012, the dividends paid include additional dividends of $0.05 per share and $0.10 per share, respectively.

Portfolio Activity

(dollar amounts in millions)	Q4-13	Q4-12	FY-13	FY-12
Portfolio Activity During the Period:
Gross commitments	$1,246.6	$1,062.8	$4,002.9	$3,197.0
Exits of commitments	$832.7	$1,157.2	$1,840.0	$2,614.5

Portfolio as of the End of the Period:
Number of portfolio company investments			193	152
Weighted average yield of debt and other income producing securities:
At amortized cost (4)			10.4%	11.4%
At fair value (5)			10.4%	11.3%
Weighted average yield on total investments:
At amortized cost(6)			9.4%	10.1%
At fair value(7)			9.3%	10.0%

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(5)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(6)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(7)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

FOURTH QUARTER 2013 OPERATING RESULTS

For the quarter ended December 31, 2013, Ares Capital reported GAAP net income of $133.9 million or $0.47 per share (basic and diluted), Core EPS(2) of $0.41 per share (basic and diluted),  net investment income of $111.5 million, or $0.39 per share (basic and diluted), and net realized and unrealized gains of $22.4 million or $0.08 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2013, total assets were $8.1 billion, stockholders’ equity was $4.9 billion and net asset value per share was $16.46.

In the fourth quarter of 2013, Ares Capital made approximately $1,246.6 million in new commitments, including $362 million of new commitments related to the acquisition of a diversified portfolio of middle-market investments primarily comprised of first lien senior secured loans, and to a lesser extent, second lien senior secured loans and small co-equity investments.  The acquired portfolio was comprised of 32 investments in 23 portfolio companies. The remaining $884.6 million of new commitments included commitments to nine new portfolio companies, twelve existing portfolio companies and nine additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 27 were sponsored transactions.  As of December 31, 2013, 127 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,246.6 million in new commitments made during the fourth quarter of 2013, approximately 59% were in first lien senior secured debt, 23% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, 11% were in senior subordinated loans, 5% were in second lien senior secured debt, and 2% were in other equity securities.  Of these commitments, 83% were in floating rate debt securities, of which 73% contained interest rate floors and the remaining 27% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors.  Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

During the fourth quarter of 2013, significant new commitments included:

•                  $362 million acquisition of a diversified portfolio of investments in middle-market companies, as described above;

•                  $281 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to nine portfolio companies in a variety of industries;

•                  $100 million in a senior subordinated loan of a manufacturer and supplier of industrial products for the automotive and power utility industries;

•                  $100 million in a first lien senior secured delayed draw term loan of a gas turbine power generation facilities operator;

•                  $55 million in first lien senior secured delayed draw and term loans of an anesthesiology service provider;

•                  $49 million in first lien senior secured revolving and term loans of a restaurant operator;

•                  $45 million in a first lien senior secured term loan of an outpatient eating disorder treatment provider;

•                  $40 million in first lien senior secured delayed draw and term loans of a storage and warehousing provider; and

•                  $40 million in a first lien senior secured term loan of a residential solar energy provider.

Also during the fourth quarter of 2013, Ares Capital exited approximately $832.7 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at December 31, 2013 was $7.6 billion, including $6.8 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 45% of first lien senior secured loans, 17% in second lien senior secured loans, 23% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 4% of senior subordinated debt securities, 3% of preferred equity securities and 8% of other equity and other securities. As of December 31, 2013, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.4%(5) (10.4% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.3% (7) (9.4% at amortized cost (6)), and 81% of the total investments at fair value were in floating rate securities.

Chief Executive Officer Michael Arougheti commented, “We are pleased to report strong earnings for our fourth quarter and the year.  We believe we generated attractive returns for our investors, which supported the payment of $1.57 per share in dividends and modest growth in our net asset value throughout the year.  Our investment portfolio continued to perform well, with net realized gains per share for the fourth quarter and full year of $0.12 and $0.24, respectively, marking our fourth consecutive year of net realized gains.  We will continue to strive to deliver long-term value to our shareholders.”

President Kipp deVeer added, “During the fourth quarter and throughout 2013, we experienced solid growth in our investment portfolio as we leveraged our broad platform to originate attractive investment opportunities and close on a select group of new investments, mostly in the senior secured debt of leading middle-market businesses.  Our investments in the power generation and venture finance sectors have collectively begun to contribute meaningfully to our performance and we will continue to consider adjacent asset classes that have similar dynamics.  We believe that we are well positioned as a leading non-bank provider of flexible capital to the growing middle market.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2013, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0. Also, as of December 31, 2013, loans on non-accrual status represented 3.1% of total investments at amortized cost (or 2.1% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2013, Ares Capital had $149.6 million in cash and cash equivalents and $3.1 billion in aggregate principal amount of debt outstanding ($3.0 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.8 billion available for additional borrowings under its existing credit facilities as of December 31, 2013.

In November 2013, the SSLP’s total available capital was increased from $9.0 billion to $11.0 billion.  In connection with this increase, GE agreed to make available to the SSLP up to approximately $8.7 billion and Ares Capital agreed to make available to the SSLP up to approximately $2.3 billion.  Investment of any unfunded amount must be approved by an investment committee of the SSLP consisting of representatives of us and GE (with approval from a representative of each required).

In October 2013, Ares Capital increased total commitments to its revolving credit facility from $1,035 million to $1,060 million.

In December 2013, Ares Capital and Ares Capital’s consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB”), entered into an amendment to ACJB’s $400 million revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (a) reduced the interest charged on the SMBC Funding Facility from the previous applicable spreads of 2.125% over LIBOR and 1.125% over a ‘‘base rate’’ (as defined in the agreements governing the SMBC Funding Facility) to applicable spreads of 2.00% over LIBOR and 1.00% over ‘‘base rate,’’ (b) extended the reinvestment period from September 14, 2015 to September 14, 2016, and (c) extended the stated maturity date from September 14, 2020 to September 14, 2021.

In November 2013, Ares Capital issued $600.0 million aggregate principal amount of senior unsecured notes that mature on November 30, 2018 (the “November 2018 Notes” and, together with the Additional 2018 Notes (defined below), the “2018 Notes”). The 2018 Notes bear interest at a rate of 4.875% per year, payable semi-annually and all principal is due upon maturity. The 2018 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, as determined pursuant to the indenture governing the 2018 Notes, and any accrued and unpaid interest. Total proceeds from the issuance of the November 2018 Notes, net of the original issue discount, underwriting discounts and offering costs, were approximately $586.0 million.

In October 2013, Ares Capital completed a public equity offering (the “October 2013 Offering”) in which Ares Capital sold 12,650,000 shares of common stock at a price of $16.98 per share to the participating underwriters. Total proceeds from the October 2013 Offering, net of estimated offering expenses payable by us, were approximately $214.3 million. In December 2013, Ares Capital completed an additional public equity offering (the “December 2013 Offering”) in which Ares Capital sold 16,445,000 shares of common stock at a price of $17.47 per share to the participating underwriters. Total proceeds from the December 2013 Offering, net of estimated offering expenses payable by us, were approximately $286.0 million.

FOURTH QUARTER 2013 DIVIDENDS

For the three months ended December 31, 2013, Ares Capital declared on November 5, 2013 a fourth quarter dividend of $0.38 per share and an additional dividend of $0.05 per share for a total of approximately $127 million. The record date for these dividends was December 16, 2013 and the dividends were paid on December 31, 2013.

RECENT DEVELOPMENTS

In January 2014, Ares Capital issued an additional $150 million aggregate principal amount of the 2018 Notes (the “Additional 2018 Notes”) at a premium of 102.7% of their principal amount.  Total proceeds from the issuance of the Additional 2018 Notes, net of underwriting discounts and offering costs, were approximately $151.9 million.

From January 1, 2014 through February 20, 2014, Ares Capital made new investment commitments of $233 million, of which $207 million were funded. Of these new commitments, 69% were in first lien senior secured loans, 20% were investments in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, 6% were in senior subordinated debt, 4% were in second lien senior secured loans and 1% were in other equity investments. Of the $233 million of new investment commitments, 93% were floating rate, 6% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0%. Ares Capital may seek to syndicate a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From January 1, 2014 through February 20, 2014, Ares Capital exited $409 million of investment commitments. Of these investment commitments, 75% were first lien senior secured loans, 23% were second lien senior secured loans, 1% were preferred equity securities and 1% were other equity securities. Of the $409 million of exited investment commitments, 89% were floating rate, 10% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.9%. On the $409 million of investment commitments exited from January 1, 2014 through February 20, 2014, Ares Capital recognized total net realized gains of approximately $5 million.

In addition, as of February 20, 2014, Ares Capital had an investment backlog and pipeline of approximately $635 million and $145 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may syndicate a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 26, 2014, at 12:00 p.m. (ET) to discuss its financial results for the fourth quarter and year ended December 31, 2013. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 8668512 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 11, 2014 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10038380.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $74 billion of assets under management as of December 31, 2013. For more information, visit http://www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of December 31,
	2013	2012

ASSETS
Total investments at fair value (amortized cost of $7,537,403 and $5,823,451, respectively)	$7,632,897	$5,924,555
Cash and cash equivalents	149,629	269,043
Interest receivable	123,981	108,998
Receivable for open trades	128,566	131
Other assets	106,431	98,497
Total assets	$8,141,504	$6,401,224
LIABILITIES
Debt	$2,986,275	$2,195,872
Management and incentive fees payable	139,208	131,585
Accounts payable and other liabilities	68,649	53,178
Interest and facility fees payable	42,828	30,603
Payable for open trades	100	1,640
Total liabilities	3,237,060	2,412,878
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized respectively, 297,971 and 248,653 common shares issued and outstanding, respectively	298	249
Capital in excess of par value	4,982,477	4,117,517
Accumulated overdistributed net investment income	(8,785)	(27,910)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(165,040)	(202,614)
Net unrealized gain on investments	95,494	101,104
Total stockholders’ equity	4,904,444	3,988,346
Total liabilities and stockholders’ equity	$8,141,504	$6,401,224
NET ASSETS PER SHARE	$16.46	$16.04

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2013	2012	2011

INVESTMENT INCOME:
Interest income from investments	$647,933	$571,472	$473,253
Capital structuring service fees	91,681	102,136	97,335
Dividend income	99,644	39,738	38,367
Management and other fees	20,203	18,924	16,742
Other income	22,260	15,755	8,789
Total investment income	881,721	748,025	634,486
EXPENSES:
Interest and credit facility fees	171,495	142,976	122,512
Base management fees	104,857	86,228	71,603
Incentive fees	122,151	127,045	112,377
Professional fees	13,626	12,040	16,529
Administrative fees	12,317	9,322	9,563
Other general and administrative	12,764	10,381	12,025
Total expenses	437,210	387,992	344,609
NET INVESTMENT INCOME BEFORE INCOME TAXES	444,511	360,033	289,877
Income tax expense, including excise tax	14,105	11,172	7,474
NET INVESTMENT INCOME	430,406	348,861	282,403
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains	63,725	46,734	96,560
Net unrealized gains (losses)	(5,610)	115,261	(40,192)
Net realized and unrealized gains on investments	58,115	161,995	56,368
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	(2,678)	(19,318)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$488,521	$508,178	$319,453
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.83	$2.21	$1.56
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	266,939	230,151	204,860

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2013 and 2012 are provided below.

	For the three months ended		For the years ended
	December 31,		December 31,
	2013 (unaudited)	2012 (unaudited)	2013 (unaudited)	2012 (unaudited)
Basic and diluted Core EPS(1)	$0.41	$0.45	$1.66	$1.65
Net realized and unrealized gains	0.08	0.33	0.22	0.69
Incentive fees attributed to net realized and unrealized gains and losses	(0.02)	(0.07)	(0.05)	(0.13)
Income tax expense related to realized gains	—	—	—	—
Basic and diluted GAAP EPS	$0.47	$0.71	$1.83	$2.21

(1)         Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.